EXHIBIT 5

March 16, 1994

The Boeing Company
7755 East Marginal Way South
Seattle, Washington  98108

Gentlemen:

As Corporate Counsel of The Boeing Company (the "Company"), I have acted as counsel in connection with the Registration Statement on Form S-8 which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 125,000 shares of common stock, $5.00 par value (the "Shares"). The Shares are to be issued pursuant to the Deferred Compensation Plan for Directors of The Boeing Company (the "Plan").

I have examined the Registration Statement and a copy of the Restated Certificate of Incorporation of the Company and any amendments thereto to date, a copy of the By-Laws of the Company as amended to date, and such resolutions of the Board of Directors of the Company and other documentation as I have deemed necessary for the purpose of this opinion.

Based upon and subject to the foregoing, I am of the opinion that the Shares that will be issued pursuant to the Plan, upon the due execution by the Company and registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

Cordially,

/s/  Heather Howard

Heather Howard
Corporate Secretary and
  Corporate Counsel